As filed with the Securities and Exchange Commission on May 28, 2013

Registration No: 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VAPOR CORP.

(Exact name of registrant as specified in its charter)

Nevada	84-1070932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3001 Griffin Road

Dania Beach, Florida 33312

(Address of Principal Executive Offices)

Vapor Corp. Equity Incentive Plan

Non-Equity Incentive Plan Stock Options

(Full Title of the Plans)

Kevin Frija

Chief Executive Officer

Vapor Corp.

3001 Griffin Road

Dania Beach, Florida 33312

(Name and address of agent for service)

(888) 482-7671

(Telephone number, including area code, of agent for service)

Copy to:

Andrew E. Balog, Esq.

Greenberg Traurig, P.A.

333 Avenue of the Americas

(333 S.E. 2nd Avenue)

Miami, FL 33131

Telephone: (305) 579-0500

Facsimile: (305) 579-0717

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer		☐ Accelerated filer

☐ Non-accelerated filer	(Do not check if a smaller reporting company)	☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	38,838,000	$0.65(2)	$25,244,700(2)	$3,443.00
Common Stock, $0.001 par value per share	1,162,000	$0.27(3)	$313,740(3)	$43.00
Common Stock, $0.001 par value per share	4,500,000	$0.45(3)	$2,025,000(3)	$276.00
Total	44,500,000		$27,583,440	$3,762.00

(1)

This Registration Statement also includes an indeterminate number of additional shares of Common Stock of the Registrant as may be issuable pursuant to the Equity Incentive Plan and/or the Non-Equity Incentive Plan Stock Options as a result of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(2)

Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act of 1933, based on the average of the high and low prices of the registrant’s common stock quoted on the OTC Bulletin Board on May 20, 2013.

(3)

Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933 for employee stock options upon the basis of the price (weighted-average) at which the options may be exercised.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants under the Equity Incentive Plan and to the Non-Equity Incentive Plan Stock Option optionees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, these documents are not required to be filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Vapor Corp. (the “Registrant”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement, other than pursuant to Item 2.02 or Item 7.01 of Form 8-K:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013;

(c)	The Registrant’s Current Reports on Form 8-K as filed with the Commission on January 30, 2013, February 26, 2013, March 6, 2013, April 30, 2013 and May 10, 2013; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8-K filed with the Commission on November 13, 2009, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents with the Commission.

Any statements contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Nevada General Corporation Law , the Registrant can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant’s amended and restated bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by the Nevada General Corporation Law. The Registrant is not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of the Registrant in the performance of his or her duties as a director or officer. The Registrant is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the Registrant’s bylaws or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Registrant has purchased directors’ and officers’ liability insurance covering its directors and officers in amounts customary for similarly situated companies.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to the Registrant’s Definitive Information Statement on Schedule 14C dated November 24, 2009, as filed with the Securities and Exchange Commission (“SEC”) on December 10, 2009)

4.2	Bylaws, as amended, of the Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K dated May 9, 2013, as filed with the SEC on May 10, 2013)

4.3	Equity Incentive Plan (incorporated by reference to the Registrant’s Definitive Information Statement on Schedule 14C dated November 24, 2009, as filed with the SEC on December 10, 2009)

4.4*	Form of Non-Equity Incentive Plan Stock Option Agreement

4.5*	Form of Equity Incentive Plan Stock Option Agreement

5.1*	Opinion of Greenberg Traurig, P.A.

23.1*	Consent of Marcum LLP

23.3*	Consent of Greenberg Traurig, P.A.(included in legal opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature page to this registration statement)

*	Filed herewith.

Item 9. Undertakings.

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dania Beach, State of Florida, on this 28th day of May, 2013.

Vapor Corp. (Registrant)

By:	/s/ Harlan Press
Harlan Press
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey Holman and Harlan Press his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Kevin Frija Kevin Frija	President and Chief Executive Officer (Principal Executive Officer) and Director	May 28, 2013

/s/ Harlan Press Harlan Press	Chief Financial Officer (Principal Financial and Accounting Officer)	May 28, 2013

/s/ Jeffrey Holman Jeffrey Holman	Director	May 28, 2013

/s/ Doron Ziv Doron Ziv	Director	May 28, 2013

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.4	Form of Non-Equity Incentive Plan Stock Option Agreement

4.5	Form of Equity Incentive Plan Stock Option Agreement

5.1	Opinion of Greenberg Traurig, P.A.

23.1	Consent of Marcum LLP

23.3	Consent of Greenberg Traurig, P.A.(included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included as part of the signature page to this registration statement)